================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                             _______________________

                         COMDISCO HOLDING COMPANY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    200334100
                                 (CUSIP Number)

                                TIMOTHY I. LEVART
                               M.H. DAVIDSON & CO.
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                             TEL NO: (212) 446-4020
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             _______________________

                                  JULY 16, 2003
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) o 1(g), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

----------------------------------           -----------------------------------
200334100                                                          Page  2 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      333,414
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        333,414
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  333,414
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  3 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      321,245
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        321,245
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  321,245
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  4 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davidson Kempner Partners
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      167,245
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        167,245
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  167,245
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  5 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  M.H. Davidson & Co.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      15,376
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        15,376
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  15,376
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  6 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  M.H. Davidson & Co., L.L.C. 401(K) Plan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      1,221
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        1,221
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,221
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  EP
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  7 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      350,429
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        350,429
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  350,429
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  8 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      321,245
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        321,245
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  321,245
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page  9 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MHD Management Co.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      167,245
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        167,245
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  167,245
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 10 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Marvin H. Davidson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      854,619
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        854,619
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  854,619
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 11 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      856,457
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        856,457
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  856,457
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 12 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stephen M. Dowicz
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF, PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      54
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      855,601
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        54
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        855,601
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  855,655
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 13 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stephen M. Dowicz IRA
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      32
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        32
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  32
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 14 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Scott E. Davidson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      323
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      855,623
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        323
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        855,623
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  855,946
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 15 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Michael J. Leffell
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      855,552
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        855,552
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  855,552
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 16 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Timothy I. Levart
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United Kingdom
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      855,515
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        855,515
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  855,515
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 17 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO, AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      855,515
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        855,515
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  855,515
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 18 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Marvin H. Davidson Foundation, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      325
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        325
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  325
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 19 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Susan and Scott Davidson Foundation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      108
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        108
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  108
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 20 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner and Thomas L. Kempner, Jr., Trustee,
                  Trust FBO Thomas Nathaniel Kempner U/A/D 10/31/83
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      5
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        5
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 21 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner, Jr., Foundation, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      790
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        790
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  790
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 22 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner, Jr., Trustee,
                  Trust FBO Trevor M. Kempner U/A/D 8/31/87
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      5
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        5
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 23 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stephen M. Dowicz Foundation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      54
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        54
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  54
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 24 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner, Jr., Trustee,
                  Trust FBO Jessica S. Kempner U/A/D 11/3/92
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      5
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        5
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 25 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas L. Kempner, Jr., IRA
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      137
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        137
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  137
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  20.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 26 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Michael and Lisa Leffell Foundation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      37
           SHARES               ------------------------------------------------
      BENEFICIALLY OWNED        8       SHARED VOTING POWER
          BY EACH
         REPORTING                      0
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        37
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  37
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  NA
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 27 of 46
----------------------------------           -----------------------------------


ITEM 1.           SECURITY AND ISSUER.

                  The name of the subject company is Comdisco Holding Company, Inc., a Delaware corporation, (the "Company"), and the address of its principal executive office is 6111 North River Road, Rosemont, Illinois 60018. The class of securities to which this statement relates is the common stock of the Company, par value $0.01 per share ("Common Stock").

ITEM 2.          NAME, ADDRESS, OCCUPATION.

                  (a)-(c) & (f). The name, state or other place of organization, principal business, principal business address and the address of the principal office of each of the entities filing this statement (the "Reporting Entities"), and the name, business address, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and the citizenship of each individual filing this statement (the "Principals", and together with the Reporting Entities, the "Reporting Persons"), are as follows:


------------------------------------------------------------------------------------------------------------------------
                                    ADDRESS OF PRINCIPAL
                                   BUSINESS AND PRINCIPAL
                                    OFFICE OR ADDRESS IN
                                    WHICH EMPLOYMENT IS                PRINCIPAL                CITIZENSHIP/PLACE OF
              NAME                        CONDUCTED               OCCUPATION/BUSINESS               ORGANIZATION
------------------------------------------------------------------------------------------------------------------------
Davidson Kempner International,    885 Third Avenue         Buying and selling securities     British Virgin Islands
Ltd. ("DKIL")                      New York, NY 10022       for investment purposes
------------------------------------------------------------------------------------------------------------------------
Davidson Kempner Institutional     885 Third Avenue         Buying and selling securities     Delaware
Partners, L.P. ("DKIP")            New York, NY 10022       for investment purposes
------------------------------------------------------------------------------------------------------------------------
Davidson Kempner Partners ("DKP")  885 Third Avenue         Buying and selling securities     New York
                                   New York, NY 10022       for investment purposes
------------------------------------------------------------------------------------------------------------------------
M.H. Davidson & Co. ("CO")         885 Third Avenue         Buying and selling securities     New York
                                   New York, NY 10022       for investment purposes
------------------------------------------------------------------------------------------------------------------------
Davidson Kempner International     885 Third Avenue         Investment Manager and Manager    Delaware
Advisors, L.L.C. ("DKIA")          New York, NY 10022       of DKIL
------------------------------------------------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 28 of 46
----------------------------------           -----------------------------------


------------------------------------------------------------------------------------------------------------------------
                                    ADDRESS OF PRINCIPAL
                                   BUSINESS AND PRINCIPAL
                                    OFFICE OR ADDRESS IN
                                    WHICH EMPLOYMENT IS                PRINCIPAL                CITIZENSHIP/PLACE OF
              NAME                        CONDUCTED               OCCUPATION/BUSINESS               ORGANIZATION
------------------------------------------------------------------------------------------------------------------------
M.H. Davidson & Co., L.L.C.        885 Third Avenue         Employee benefit plan             New York
401(K) Plan (the "Plan")           New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Davidson Kempner Advisers Inc.     885 Third Avenue         General partner of DKIP           New York
("DKAI")                           New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
MHD Management Co. ("MHD")         885 Third Avenue         General partner of DKP            New York
                                   New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Marvin H. Davidson                 885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner, Jr.             885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------
Stephen M. Dowicz                  885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------
Scott E. Davidson                  885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------
Michael J. Leffell                 885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------
Timothy I. Levart                  885 Third Avenue         General Partner of CO and MHD,    United Kingdom
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------
Robert J. Brivio, Jr.              885 Third Avenue         General Partner of CO and MHD,    United States
                                   New York, NY 10022       Stockholder of DKIA and DKAI,
                                                            Trustee of Plan
------------------------------------------------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 29 of 46
----------------------------------           -----------------------------------


------------------------------------------------------------------------------------------------------------------------
                                    ADDRESS OF PRINCIPAL
                                   BUSINESS AND PRINCIPAL
                                    OFFICE OR ADDRESS IN
                                    WHICH EMPLOYMENT IS                PRINCIPAL                CITIZENSHIP/PLACE OF
              NAME                        CONDUCTED               OCCUPATION/BUSINESS               ORGANIZATION
------------------------------------------------------------------------------------------------------------------------
Marvin H. Davidson Foundation,     885 Third Avenue         Private charitable foundation     New York
Inc. ("MHD Foundation")            New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Susan and Scott Davidson           885 Third Avenue         Private charitable foundation     New York
Foundation ("SSD Foundation")      New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner and Thomas L.    885 Third Avenue         Family Trust                      New York
Kempner, Jr., Trustee, Trust FBO   New York, NY 10022
Thomas Nathaniel Kempner U/A/D
10/31/83 ("TNK Trust")
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner, Jr.,            885 Third Avenue         Private charitable foundation     New York
Foundation, Inc. ("TLK             New York, NY 10022
Foundation")
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner, Jr., Trustee,   885 Third Avenue         Family Trust                      New York
Trust FBO Trevor M. Kempner        New York, NY 10022
U/A/D 8/31/87 ("TMK Trust")
------------------------------------------------------------------------------------------------------------------------
Stephen M. Dowicz Foundation       885 Third Avenue         Private charitable foundation     New York
("SMD Foundation")                 New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner, Jr., Trustee,   885 Third Avenue         Family Trust                      New York
Trust FBO Jessica S. Kempner       New York, NY 10022
U/A/D 11/3/92 (JSK Trust")
------------------------------------------------------------------------------------------------------------------------
Thomas L. Kempner, Jr., IRA        885 Third Avenue         IRA                               New York
("IRA")                            New York, NY 10022
------------------------------------------------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 30 of 46
----------------------------------           -----------------------------------


------------------------------------------------------------------------------------------------------------------------
                                    ADDRESS OF PRINCIPAL
                                   BUSINESS AND PRINCIPAL
                                    OFFICE OR ADDRESS IN
                                    WHICH EMPLOYMENT IS                PRINCIPAL                CITIZENSHIP/PLACE OF
              NAME                        CONDUCTED               OCCUPATION/BUSINESS               ORGANIZATION
------------------------------------------------------------------------------------------------------------------------
Stephen M. Dowicz IRA ("Dowicz     885 Third Avenue         IRA                               New York
IRA")                              New York, NY 10022
------------------------------------------------------------------------------------------------------------------------
Michael and Lisa Leffell           885 Third Avenue         Private Charitable Foundation     New York
Foundation ("Leffell Foundation")  New York, NY 10022
------------------------------------------------------------------------------------------------------------------------


                  (d)-(e). None of the Reporting Persons has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibited or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  Pursuant to the First Amended Joint Plan of Reorganization of Comdisco, Inc. and its affiliated debtors and debtors in possession (collectively, the "Debtors") under Chapter 11 of the United States Bankruptcy Code (the "Plan"), filed with the U.S. Bankruptcy Court (a copy of which is filed as Exhibit 1 to this statement), the Company distributed to CO, DKIL, DKIP, DKP, an account over which DKIA has discretionary authority, the Plan, Mr. Dowicz, Scott E. Davidson, MHD Foundation, SSD Foundation, TNK Foundation, TLK Foundation, TMK Trust, SF Trust, JSK Trust, IRA, Leffell Foundation, SMD Foundation and Dowicz IRA (collectively, the "Reporting Claimants"), as holders of pre-petition claims in the nature of debt of the Debtors, freely transferable rights to receive certain distributions to be made by the Company of cash or shares of Common Stock or a combination of cash and shares of Common Stock in accordance with the Plan. The aggregate face amount of pre-petition claims held by the Reporting Claimants totaled approximately $363 million. The U.S. Bankruptcy Court entered a confirmation order with respect to the Plan on July 30, 2002, and the Plan became effective on August 12, 2002. Pursuant to the Plan, on or about October 1, 2002, the Company initiated the distribution of shares of its Common Stock, cash and other securities to its creditors, including the Reporting Claimants, in satisfaction, discharge and release of the claims of its creditors.

                  Pursuant to the Plan, an aggregate of 384,277 shares of Common Stock have been issued to the Reporting Claimants.

----------------------------------           -----------------------------------
200334100                                                          Page 31 of 46
----------------------------------           -----------------------------------


                  The remaining shares of Common Stock reported on this statement were purchased by the Reporting Persons identified below using working capital or personal funds, as applicable, for the consideration noted.

REPORTING PERSON                AMOUNT OF SHARES                CONSIDERATION
----------------                ----------------                -------------

CO                                     9,142                    $  1,097,128
DKIL                                 178,802                      20,585,113
DKIP                                 184,755                      19,787,498
DKP                                   89,154                       9,226,538
DKIA                                   8,683                         972,492
Plan                                     702                          93,246
                                ----------------                -------------
        Total                        471,238                    $ 51,762,015

                  None of the shares of Common Stock reported on this statement were acquired with funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting such shares of Common Stock.

ITEM 4.           PURPOSE OF THE TRANSACTION.

                  The Reporting Claimants acquired their pre-petition claims against the Debtors with the purpose of obtaining the opportunity to profit from a restructuring of the Debtors. The shares of Common Stock issued to the Reporting Claimants pursuant to the Plan and the other shares of Common Stock acquired by the Reporting Persons and reported on this statement were acquired for investment purposes. The Reporting Persons may from time to time (i) acquire additional securities of the Company (subject to availability at prices deemed favorable) in the open market, in privately negotiated transactions or otherwise (including additional shares of Common Stock to be distributed to the Reporting Claimants pursuant to the Plan), or (ii) dispose of the shares of Common Stock or any other securities of the Company that the Reporting Persons may acquire, when prices are deemed favorable in the open market, in privately negotiated transactions or otherwise. The Reporting Persons have no plans or proposals that relate to or would result in any of the actions enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

DKIL

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   333,414
--------------------------------------------------------------------------------
         Percentage                                             7.9%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       333,414
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 32 of 46
----------------------------------           -----------------------------------


DKIP

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   321,245
--------------------------------------------------------------------------------
         Percentage                                             7.7%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       321,245
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

DKP

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   167,245
--------------------------------------------------------------------------------
         Percentage                                             4.0%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       167,245
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

CO

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   15,376
--------------------------------------------------------------------------------
         Percentage                                             0.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       15,376
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

PLAN

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   1,221
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       1,221
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 33 of 46
----------------------------------           -----------------------------------


DKIA

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   350,429
--------------------------------------------------------------------------------
         Percentage                                             8.3%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       350,429
--------------------------------------------------------------------------------

DKAI

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   321,245
--------------------------------------------------------------------------------
         Percentage                                             7.7%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       321,245
--------------------------------------------------------------------------------

MHD

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   167,245
--------------------------------------------------------------------------------
         Percentage                                             4.0%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       167,245
--------------------------------------------------------------------------------

MR. MARVIN H. DAVIDSON

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   854,619
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       854,619
--------------------------------------------------------------------------------

MR. KEMPNER

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   856,457
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 34 of 46
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--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       856,457
--------------------------------------------------------------------------------

MR. DOWICZ

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   855,655
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       54
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       855,601
--------------------------------------------------------------------------------

MR. SCOTT DAVIDSON

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   855,946
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       323
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       855,623
--------------------------------------------------------------------------------

MR. LEFFELL

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   855,552
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       855,552
--------------------------------------------------------------------------------

MR. LEVART

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   855,515
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       855,515
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 35 of 46
----------------------------------           -----------------------------------


MR. BRIVIO

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   855,515
--------------------------------------------------------------------------------
         Percentage                                             20.4%
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       855,515
--------------------------------------------------------------------------------

MHD FOUNDATION

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   325
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       325
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

SSD FOUNDATION

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   108
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       108
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

TNK TRUST

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   5
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       5
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

TLK FOUNDATION

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   790
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 36 of 46
----------------------------------           -----------------------------------


--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       790
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

TMK TRUST

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   5
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       5
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

SMD FOUNDATION

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   54
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       54
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

JSK TRUST

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   5
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       5
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

----------------------------------           -----------------------------------
200334100                                                          Page 37 of 46
----------------------------------           -----------------------------------


IRA

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   136
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       136
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

DOWICZ IRA

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   32
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       32
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------

LEFFELL FOUNDATION

--------------------------------------------------------------------------------
(a)      Aggregate Number of Securities Owned                   37
--------------------------------------------------------------------------------
         Percentage                                             NA
--------------------------------------------------------------------------------
(b)  1.  Sole power to vote/dispose or to direct the
         vote/disposition                                       37
--------------------------------------------------------------------------------
     2.  Shared power to vote/dispose or to direct the
         vote/disposition                                       0
--------------------------------------------------------------------------------


                  Each of the Principals may be deemed to beneficially own an aggregate of 854,294 shares of Common Stock as a result of their voting and dispositive power over the 854,294 shares of Common Stock beneficially owned by DKIA, DKIL, DKIP, DKP and CO. Each of the Principals, other than Marvin H. Davidson, may be deemed to beneficially own an aggregate of an additional 1,221 shares of Common Stock as a result of their serving as trustees of the Plan.

                  DKIA may be deemed to beneficially own the 333,414 shares of Common Stock beneficially owned by DKIL and an additional 17,015 shares of Common Stock held in an account over which DKIA has discretionary authority as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 321,245 shares of Common Stock beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 167,245 shares of Common Stock beneficially owned by DKP as a result of its voting and dispositive power over those shares.

----------------------------------           -----------------------------------
200334100                                                          Page 38 of 46
----------------------------------           -----------------------------------


                  As President of MHD Foundation, Marvin H. Davidson may be deemed to beneficially own the 325 shares of Common Stock beneficially owned by MHD Foundation as a result of his voting and dispositive power over those shares of Common Stock.

                  Scott E. Davidson may be deemed to beneficially own 323 shares of Common Stock because of his individual ownership of such shares. As President of SSD Foundation, Scott E. Davidson may be deemed to beneficially own the 108 shares of Common Stock beneficially owned by SSD Foundation as a result of his voting and dispositive power over those shares of Common Stock.

                  As Trustee of each of the TNK Trust, TMK Trust and JSK Trust, President of TLK Foundation and grantor of IRA, Mr. Kempner may be deemed to beneficially own the 5 shares of Common Stock beneficially owned by TNK Trust, the 5 shares of Common Stock beneficially owned by TMK Trust, the 5 shares of Common Stock beneficially owned by JSK Trust, the 790 shares of Common Stock beneficially owned by TLK Foundation and the 136 shares of Common Stock owned by IRA, as a result of his voting and dispositive power over those shares of Common Stock.

                  As President of Leffell Foundation, Mr. Leffell may be deemed to beneficially own the 37 shares of Common Stock beneficially owned by Leffell Foundation as a result of his voting and dispositive power over those shares of Common Stock.

                  Mr. Dowicz may be deemed to beneficially own 54 shares of Common Stock because of his individual ownership of such shares of Common Stock. As President of SMD Foundation and grantor of Dowicz IRA, Mr. Dowicz may be deemed to beneficially own the 54 shares of Common Stock beneficially owned by SMD Foundation and the 32 shares of Common Stock owned by Dowicz IRA.

                  By virtue of the relationships between and among the Reporting Persons as described above, (i) each of the Principals may be deemed to share the power to direct the voting and disposition of the shares of Common Stock beneficially owned by DKIA, DKIL, DKIP, DKP and CO, (ii) each of the Principals, other than Marvin H. Davidson, may be deemed to share the power to direct the voting and disposition of an additional 1,221 shares of Common Stock beneficially owned by the Plan, (iii) DKIA may be deemed to share the power to direct the voting and disposition of the 333,414 shares of Common Stock beneficially owned by DKIL, (iv) DKAI may be deemed to share the power to direct the voting and disposition of the 321,245 shares of Common Stock beneficially owned by DKIP, (v) MHD may be deemed to share the power to direct the voting and disposition of the 167,245 shares of Common Stock beneficially owned by DKP,
(vi) Marvin H. Davidson may be deemed to share the power to direct the voting and disposition of an additional 325 shares of Common Stock beneficially owned by MHD Foundation, (vii) Scott E. Davidson may be deemed to have sole power to direct the voting and disposition of 323 shares of Common Stock individually owned by him and to share the power to direct the voting and disposition of an additional 108 shares of Common Stock beneficially owned by SSD Foundation,
(viii) Mr. Kempner may be deemed to share the power to direct the voting and disposition of an additional 5 shares of Common Stock beneficially owned by TNK Trust, an additional 790 shares of Common Stock beneficially owned by TLK Foundation, an

----------------------------------           -----------------------------------
200334100                                                          Page 39 of 46
----------------------------------           -----------------------------------


additional 5 shares of Common Stock beneficially owned by TMK Trust, an additional 5 shares of Common Stock beneficially owned by JSK Trust and an additional 136 shares of Common Stock beneficially owned by IRA, (ix) Mr. Leffell may be deemed to share the power to direct the voting and disposition of an additional 37 shares of Common Stock beneficially owned by Leffell Foundation and (x) Stephen M. Dowicz may be deemed to have sole power to direct the voting and disposition of 54 shares of Common Stock individually owned by him and to share the power to direct the voting and disposition of an additional 54 shares of Common Stock beneficially owned by SMD Foundation and an additional 32 shares of Common Stock beneficially owned by Dowicz IRA.

                  Pursuant to the Plan, each of the Reporting Claimants has the right to receive additional shares of Common Stock as claims against the Debtors are resolved in accordance with the terms of the Plan.

(c) The following are transactions in the class of securities reported that were effected during the past sixty days by the Reporting Persons:

----------------------------------           -----------------------------------
200334100                                                          Page 40 of 46
----------------------------------           -----------------------------------


REPORTING                                   PRICE PER  WHERE AND HOW TRANSACTION
PERSON            DATE          AMOUNT      SHARE      EFFECTED
------            ----          ------      -----      --------

DKIL              5/16/2003     893         -          Pursuant to the Plan

DKIP              5/16/2003     788         -          Pursuant to the Plan

DKP               5/16/2003     453         -          Pursuant to the Plan

CO                5/16/2003     33          -          Pursuant to the Plan

Plan              5/16/2003     2           -          Pursuant to the Plan

DKIA              5/16/2003     47          -          Pursuant to the Plan

DKIL              7/15/2003     11,110      $97.50     Open Market Purchase

DKIP              7/15/2003     9,675       $97.50     Open Market Purchase

DKP               7/15/2003     5,366       $97.50     Open Market Purchase

CO                7/15/2003     434         $97.50     Open Market Purchase

DKIA              7/15/2003     11,010      $97.50     Open Market Purchase

DKIA              7/15/2003     515         $97.50     Open Market Purchase

DKAI              7/15/2003     9,675       $97.50     Open Market Purchase

MHD               7/15/2003     5,366       $97.50     Open Market Purchase

(d) The partners, members or stockholders of each of DKIL, DKIP, DKP, CO, DKIA, DKAI and MHD, the persons participating in the Plan, and the beneficiaries of the Davidson Trust, TNK Trust, TMK Trust, SMD Foundation, IRA, Dowicz IRA, JSK Trust, MHD Foundation, SSD Foundation, TLK Foundation and Leffell Foundation have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Pursuant to the Plan, each of the Reporting Claimants has the right to receive additional shares of Common Stock as claims against the Debtors are resolved in accordance with the terms of the Plan.

----------------------------------           -----------------------------------
200334100                                                          Page 41 of 46
----------------------------------           -----------------------------------


ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  (1) First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in Possession, as confirmed on July 20, 2002, incorporated herein by reference from Exhibit T3E-2 to Amendment No. 2 to the Application for Qualification on Form T-3, filed with the Securities and Exchange Commission by the Company and Comdisco, Inc. on August 9, 2002.

----------------------------------           -----------------------------------
200334100                                                          Page 42 of 46
----------------------------------           -----------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  July 24, 2003

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.

                                   By: Davidson Kempner International Advisers, L.L.C.
                                        General Partner

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                   DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.

                                   By:  Davidson Kempner Advisers Inc.
                                        General Partner

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Secretary


                                   DAVIDSON KEMPNER PARTNERS

                                   By:  MHD Management Co.
                                        General Partner

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  General Partner

----------------------------------           -----------------------------------
200334100                                                          Page 43 of 46
----------------------------------           -----------------------------------


                                   M.H. DAVIDSON & CO., L.L.C. 401(K) PLAN

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                   M.H. DAVIDSON & CO.

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                   DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                   DAVIDSON KEMPNER ADVISERS INC.

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Secretary


                                   MHD MANAGEMENT CO.

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  General Partner


                                   /s/ Marvin H. Davidson
                                   --------------------------------------------
                                   Name:    Marvin H. Davidson


                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:    Thomas L. Kempner, Jr.

----------------------------------           -----------------------------------
200334100                                                          Page 44 of 46
----------------------------------           -----------------------------------


                                   /s/ Stephen M. Dowicz
                                   --------------------------------------------
                                   Name:    Stephen M. Dowicz


                                   /s/ Scott E. Davidson
                                   --------------------------------------------
                                   Name:    Scott E. Davidson


                                   /s/ Michael J. Leffell
                                   --------------------------------------------
                                   Name:    Michael J. Leffell


                                   /s/ Timothy I. Levart
                                   --------------------------------------------
                                   Name:    Timothy I. Levart


                                   /s/ Robert J. Brivio, Jr.
                                   --------------------------------------------
                                   Name:    Robert J. Brivio, Jr.


                                   MARVIN H. DAVIDSON FOUNDATION, INC.

                                   By:  /s/ Marvin H. Davidson
                                        ---------------------------------------
                                        Name:   Marvin H. Davidson
                                        Title:  President

----------------------------------           -----------------------------------
200334100                                                          Page 45 of 46
----------------------------------           -----------------------------------


                                   SUSAN AND SCOTT DAVIDSON FOUNDATION

                                   By:  /s/ Scott Davidson
                                        ---------------------------------------
                                        Name:   Scott Davidson
                                        Title:  President


                                   TRUST FBO THOMAS NATHANIEL KEMPNER
                                        U/A/D/ 10/31/83

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                   THOMAS L. KEMPNER, JR. FOUNDATION,
                                        INC.

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President


                                   TRUST FBO TREVOR M. KEMPNER U/A/D
                                        8/3/87

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                   STEPHEN M. DOWICZ FOUNDATION


                                   By:  /s/ Stephen M. Dowicz
                                        ---------------------------------------
                                        Name:    Stephen M. Dowicz
                                        Title:   President


                                   TRUST FBO JESSICA KEMPNER U/A/D 11/3/92

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee

----------------------------------           -----------------------------------
200334100                                                          Page 46 of 46
----------------------------------           -----------------------------------


                                   THOMAS L. KEMPNER JR., IRA

                                   By:  /s/ Thomas L. Kempner, Jr.
                                        ---------------------------------------
                                        Name:   Thomas L. Kempner, Jr.


                                   MICHAEL AND LISA LEFFELL FOUNDATION

                                   By:  /s/ Michael J. Leffell
                                        ---------------------------------------
                                        Name:   Michael J. Leffell
                                        Title:  Trustee


                                   STEPHEN M. DOWICZ IRA


                                   By:  /s/ Stephen M. Dowicz
                                        ---------------------------------------
                                        Name:   Stephen M. Dowicz